ABERCROMBIE & FITCH REPORTS THIRD QUARTER RESULTS

BOARD OF DIRECTORS DECLARES QUARTERLY DIVIDEND OF $0.20

New Albany, Ohio, November 20, 2015: Abercrombie & Fitch Co. (NYSE: ANF) today reported GAAP net income per diluted share of $0.60 for the thirteen weeks ended October 31, 2015, compared to GAAP net income per diluted share of $0.25 for the thirteen weeks ended November 1, 2014.

Excluding certain items, the company reported adjusted non-GAAP net income per diluted share of $0.48 for the third quarter, compared to adjusted non-GAAP net income per diluted share of $0.42 for the third quarter last year. Adjusted non-GAAP net income per diluted share included year-over-year adverse effects from changes in foreign currency exchange rates of approximately $0.13.

Both GAAP and non-GAAP net income per diluted share for the quarter reflect benefits related to a change in the estimated annual effective tax rate. In addition, GAAP and non-GAAP net income per diluted share for the quarter include discrete tax benefits of approximately $0.14 and $0.11, respectively.

A reconciliation of GAAP financial measures to non-GAAP financial measures is included in a schedule accompanying the consolidated financial statements with this release.

Arthur Martinez, Executive Chairman, said:

"Our third quarter results exceeded our expectations coming into the quarter and provide the strongest validation yet that our initiatives are working. We have seen positive customer response to the actions we have been taking on a number of fronts. We saw continued sequential improvement in comparable sales, led by positive comparable sales for our Hollister brand and across our international business. Our gross margin rate increased substantially year-over-year, as promotional frequency and intensity were moderated. Expense management remains aggressive. As a result, adjusted operating income improved meaningfully on a constant currency basis. Inventories remain well controlled.

We recognize that we still have much to achieve. We remain intensely focused on our strategic initiatives and evolving our brands' positioning and assortments, as well as improving our customer's experience.

As we look ahead in the fourth quarter, there are mixed signals in the sector and we remain cautious; however, we are confident that the work we are doing is laying the foundation for long-term profitability and growth."

Third Quarter Sales Results

Net sales for the third quarter, at $878.6 million, were approximately flat on a constant currency basis, but down 4% on a reported basis over the same period a year ago.

Comparable sales for the third quarter decreased 1%. On a sequential basis, comparable sales trends improved across all brands and geographies.

Fiscal 2015 Comparable Sales Summary (1)
Brand					Geography
	First Quarter	Second Quarter	Third Quarter	Year-to-Date		First Quarter	Second Quarter	Third Quarter	Year-to-Date
Abercrombie(2)	(9)%	(7)%	(5)%	(7)%	United States	(7)%	(4)%	(3)%	(5)%
Hollister	(6)%	(1)%	3%	(2)%	International	(9)%	(4)%	1%	(4)%
Total Company	(8)%	(4)%	(1)%	(4)%	Total Company	(8)%	(4)%	(1)%	(4)%
(1) Comparable sales are calculated on a constant currency basis.
(2) Abercrombie includes the Abercrombie & Fitch and abercrombie kids brands.

By brand, net sales for the third quarter decreased 6% to $411.3 million for Abercrombie and were approximately flat at $467.3 million for Hollister.

By geography, net sales for the third quarter decreased 4% to $572.7 million in the U.S. and decreased 3% to $305.8 million internationally.

Direct-to-consumer and omnichannel sales comprised approximately 21% of total company net sales for the quarter and grew in both the U.S. and internationally on a constant currency basis over last year.

Additional Third Quarter Results Commentary

The gross profit rate for the third quarter was 63.7%. Excluding certain items, the adjusted gross profit rate for the third quarter was 63.4%, reflecting an improvement of 120 basis points on a reported basis and 210 basis points on a constant currency basis over last year, primarily due to higher average unit retails coupled with lower average unit cost. Adjusted gross profit for the quarter excluded a benefit of $2.6 million related to higher than expected recoveries on the first quarter inventory write-down.

Stores and distribution expense for the third quarter was $392.9 million, down from $413.6 million last year. Excluding certain items, adjusted stores and distribution expense decreased $18.8 million, primarily due to benefits from changes in foreign currency exchange rates, as well as expense reduction efforts, partially offset by higher direct-to-consumer expense. Adjusted stores and distribution expense for the quarter excluded $0.6 million of charges related to accelerated depreciation and disposal costs from the discontinued use of certain store fixtures, compared to $2.4 million of excluded charges last year related to lease termination, store closure costs and the company's profit improvement initiative.

Marketing, general and administrative expense for the third quarter was $117.7 million, up from $105.0 million last year, primarily due to higher compensation related expense.

The company incurred asset impairment charges in the third quarter of $12.1 million, compared to $16.7 million last year, which were excluded from adjusted results.

Net other operating income for the third quarter was $3.9 million, which included $2.1 million of insurance reimbursements, compared to $1.5 million last year.

The effective tax rate for the third quarter was a benefit of 16%. Excluding certain items, the adjusted effective tax rate for the quarter was an expense of 28%. Both the effective tax rate and the adjusted effective tax rate reflect benefits related to a change in the estimated annual effective tax rate. In addition, the effective tax rate and the adjusted effective tax rate reflect discrete benefits of $9.7 million and $7.7 million, respectively, related to a release of a valuation allowance and other discrete tax items.

On a full year basis, the company expects the adjusted effective tax rate to be in the mid-to-upper 30s, including the discrete benefits noted above.

During the third quarter, the company repurchased approximately 2.5 million shares of its common stock at an aggregate cost of $50 million. As of October 31, 2015, the company had approximately 6.5 million shares remaining available for purchase under its publicly announced stock repurchase authorizations.

The company ended the quarter with $405.6 million in cash and cash equivalents, and gross borrowings under the company's term loan agreement of $297.0 million, compared to $320.6 million in cash and cash equivalents and $300.0 million in borrowings last year.

The company ended the quarter with $601.5 million in inventory, a decrease of 3% versus last year, which included a significant increase in inventory in-transit due to a floorset shift. Excluding in-transit, inventory was down 10%.

During the quarter, the company opened 13 new stores and closed two stores.

Other Developments

On November 18, 2015, the Board of Directors declared a quarterly cash dividend of $0.20 per share on the Class A Common Stock of Abercrombie & Fitch Co., payable on December 9, 2015 to stockholders of record at the close of business on December 1, 2015.

Outlook

For the fourth quarter of fiscal 2015, the company expects:

•	Comparable sales to be approximately flat.

•	Continued adverse effects from foreign currency exchange rates.

•	Gross margin rate to be approximately flat to last year on a constant currency basis.

•	Operating expense to be approximately flat to last year after absorbing a provision for the restoration of incentive compensation.

•	A weighted average diluted share count of approximately 68 million shares, excluding effects of potential share buybacks.

On a full year basis, the company expects the adjusted effective tax rate to be in the mid-to-upper 30s, including discrete benefits relating to the release of a valuation allowance and other discrete tax items recognized through the third quarter. On a go-forward basis, the company expects the annual effective tax rate to be in the upper 30s.

The company expects capital expenditures of approximately $150 million for the full year.

In addition to the 23 new stores opened year-to-date, the company expects to open eight new stores in the fourth quarter, including six international stores and two North American stores. In addition, the company anticipates closing approximately 60 stores in the U.S. during the fiscal year through natural lease expirations.

Excluded from the company's outlook for the remainder of fiscal year 2015 are potential charges related to impairments and store closings and other potential charges related to its restructuring efforts and related tax effects.

An investor presentation of third quarter results will be available in the "Investors" section of the company's website at www.abercrombie.com at approximately 8:00 AM, Eastern Daylight Time, today.

About Abercrombie & Fitch Co.
Abercrombie & Fitch Co. is a leading global specialty retailer of high-quality, casual apparel for Men, Women and kids with an active, youthful lifestyle under its Abercrombie & Fitch, abercrombie kids and Hollister Co. brands. At the end of the third quarter, the company operated 790 stores in the United States and 175 stores across Canada, Europe, Asia and the Middle East. The company also operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com and www.hollisterco.com.

Today at 8:30 AM, Eastern Standard Time, the company will conduct a conference call. Management will discuss the company's performance and its plans for the future and will accept questions from participants. To listen to the conference call, dial (877) 856-1968 and ask for the Abercrombie & Fitch Quarterly Call or go to www.abercrombie.com. The international call-in number is (719) 325-4826. This call will be recorded and made available by dialing the replay number (888) 203-1112 or the international number (719) 457-0820 followed by the conference ID number 8013718 or through www.abercrombie.com.

Investor Contact:	Media Contact:

Brian Logan	Michael Scheiner
Abercrombie & Fitch	Abercrombie & Fitch
(614) 283-6877	(614) 283-6192
Investor_Relations@abercrombie.com	Public_Relations@abercrombie.com

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management or spokespeople of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the company's control. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we assume no obligation to publicly update or revise our forward-looking statements. The following factors, in addition to those included in the disclosure under the heading "FORWARD-LOOKING STATEMENTS AND RISK FACTORS" in "ITEM 1A. RISK FACTORS" of A&F's Annual Report on Form 10-K for the fiscal year ended January 31, 2015, in some cases have affected, and in the future could affect, the company's financial performance and could cause actual results for fiscal 2015 and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits, could have a material adverse effect on our business, results of operations and liquidity; the inability to manage our inventory commensurate with customer demand and changing fashion trends could adversely impact our sales levels and profitability; fluctuations in the cost, availability and quality of raw materials, labor and transportation, could cause manufacturing delays and increase our costs; we are currently involved in a selection process for a new Chief Executive Officer and if this selection process is delayed our business could be negatively impacted; failure to realize the anticipated benefits of our recent transition to a brand-based organizational model could have a negative impact on our business; a significant component of our growth strategy is international expansion, which requires significant capital investment, the success of which is dependent on a number of factors that could delay or prevent the profitability of our international operations; direct-to-consumer sales channels are a focus of our growth strategy, and the failure to successfully develop our position in these channels could have an adverse impact on our results of operations; our inability to successfully implement our strategic plans, including our restructuring efforts, could have a negative impact on our growth and profitability; fluctuations in foreign currency exchange rates could adversely impact our financial condition and results of operations; our business could suffer if our information technology systems are disrupted or cease to operate effectively; we may be exposed to risks and costs associated with cyber-attacks, credit card fraud and identity theft that would cause us to incur unexpected expenses and loss of revenues; our market share may be negatively impacted by increasing competition and pricing pressures from companies with brands or merchandise competitive with ours; our ability to attract customers to our stores depends, in part, on the success of the shopping malls or area attractions in which most of our stores are located; our failure to protect our reputation could have a material adverse effect on our brands; we rely on the experience and skills of our senior executive officers, the loss of whom could have a material adverse effect on our business; we depend upon independent third parties for the manufacture and delivery of all our merchandise, a disruption of which could result in lost sales and could increase our costs; our reliance on two distribution centers domestically and third-party distribution centers internationally makes us susceptible to disruptions or adverse conditions affecting our distribution centers; we may be exposed to liabilities under the Foreign Corrupt Practices Act, and any determination that we violated the Foreign Corrupt Practices Act could have a material adverse effect on our business; in a number of our European stores, associates are represented by workers’ councils and unions, whose demands could adversely affect our profitability or operating standards for our brands; our facilities, systems and stores, as well as the facilities and systems of our vendors and manufacturers, are vulnerable to natural disasters, pandemic disease and other unexpected events, any of which could result in an interruption to our business and adversely affect our operating results; our litigation and regulatory compliance exposure could have a material adverse effect on our financial condition and results of operations; our inability or failure to adequately protect our trademarks could have a negative impact on our brand image and limit our ability to penetrate new markets; fluctuations in our tax obligations and effective tax rate may result in volatility in our operating results; extreme weather conditions and the seasonal nature of our business may cause net sales to fluctuate and negatively impact our results of operations; the impact of war or acts of terrorism could have a material adverse effect on our operating results and financial condition; changes in and compliance with the regulatory or compliance landscape could adversely affect our business and results of operations; our Asset-Based Revolving Credit Agreement and our Term Loan Agreement include restrictive covenants that limit our flexibility in operating our business; and, compliance with changing regulations and standards for accounting, corporate governance and public disclosure could adversely affect our business, results of operations and reported financial results.

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	October 31, 2015	% of Net Sales	November 1, 2014	% of Net Sales
	(Unaudited)		(Unaudited)
Net sales	$878,572	100.0%	$911,453	100.0%
Cost of goods sold	318,785	36.3%	344,383	37.8%
Gross profit	559,787	63.7%	567,070	62.2%
Stores and distribution expense	392,942	44.6%	413,551	45.4%
Marketing, general and administrative expense	117,698	13.4%	104,981	11.5%
Asset impairment	12,076	1.4%	16,706	1.8%
Other operating income, net	(3,919)	(0.4)%	(1,534)	(0.2)%
Operating income	40,990	4.7%	33,366	3.7%
Interest expense, net	4,586	0.4%	5,572	0.6%
Income before taxes	36,404	4.1%	27,794	3.0%
Tax (benefit) expense	(5,881)	(0.7)%	9,567	1.1%
Net income	42,285	4.8%	18,227	2.0%
Less: Net income attributable to noncontrolling interests	394	—%	—	—%
Net income attributable to Abercrombie & Fitch Co.	$41,891	4.8%	$18,227	2.0%

Net income per share attributable to Abercrombie & Fitch Co.:
Basic	$0.61		$0.26
Diluted	$0.60		$0.25

Weighted-average shares outstanding:
Basic	68,866		70,814
Diluted	69,265		72,128

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Thirty-nine Weeks Ended		Thirty-nine Weeks Ended
	October 31, 2015	% of Net Sales	November 1, 2014	% of Net Sales
	(Unaudited)		(Unaudited)
Net sales	$2,405,750	100.0%	$2,624,486	100.0%
Cost of goods sold	924,552	38.4%	992,801	37.8%
Gross profit	1,481,198	61.6%	1,631,685	62.2%
Stores and distribution expense	1,173,773	48.8%	1,257,422	47.8%
Marketing, general and administrative expense	345,077	14.3%	339,595	12.9%
Restructuring (benefit) charge	(1,598)	(0.1)%	6,053	0.2%
Asset impairment	18,209	0.8%	16,706	0.6%
Other operating income, net	(7,018)	(0.3)%	(9,444)	(0.4)%
Operating (loss) income	(47,245)	(2.0)%	21,353	0.8%
Interest expense, net	13,792	0.6%	9,589	0.4%
(Loss) income before taxes	(61,037)	(2.5)%	11,764	0.4%
Tax (benefit) expense	(40,688)	(1.7)%	4,331	0.2%
Net (loss) income	(20,349)	(0.8)%	7,433	0.3%
Less: Net income attributable to noncontrolling interests	1,816	0.1%	—	—%
Net (loss) income attributable to Abercrombie & Fitch Co.	$(22,165)	(0.9)%	$7,433	0.3%

Net (loss) income per share attributable to Abercrombie & Fitch Co.:
Basic	$(0.32)		$0.10
Diluted	$(0.32)		$0.10

Weighted-average shares outstanding:
Basic	69,363		72,577
Diluted	69,363		73,870

Abercrombie & Fitch Co.
Condensed Consolidated Balance Sheets
(in thousands)

	October 31, 2015	January 31, 2015	November 1, 2014
ASSETS	(Unaudited)		(Unaudited)
Current assets:
Cash and equivalents	$405,611	$520,708	$320,564
Receivables	62,132	52,910	65,083
Inventories	601,541	460,794	617,542
Deferred income taxes, net	34,344	13,986	17,543
Other current assets	109,527	116,574	116,160
Total current assets	1,213,155	1,164,972	1,136,892
Property and equipment, net	918,926	967,001	1,050,795
Other assets	380,663	373,194	387,882
TOTAL ASSETS	$2,512,744	$2,505,167	$2,575,569

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$303,992	$141,685	$197,606
Accrued expenses	309,209	282,736	273,362
Short-term portion of deferred lease credits	25,031	26,629	28,972
Income taxes payable	4,665	32,804	9,251
Short-term portion of borrowings, net	1,513	2,102	2,102
Total current liabilities	644,410	485,956	511,293
Long-term liabilities:
Long-term portion of deferred lease credits	$96,993	$106,393	$119,229
Long-term portion of borrowings, net	288,091	291,310	291,836
Leasehold financing obligations	48,370	50,521	55,467
Other liabilities	166,002	181,286	202,285
Total long-term liabilities	599,456	629,510	668,817
Total Abercrombie & Fitch Co. stockholders' equity	1,265,164	1,389,701	1,395,459
Noncontrolling interests	3,714	—	—
Total stockholders' equity	1,268,878	1,389,701	1,395,459
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,512,744	$2,505,167	$2,575,569

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirteen Weeks Ended October 31, 2015
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded Items	Adjusted Non-GAAP (6)
Gross profit (2)	$559,787	$(2,573)	$557,214
Stores and distribution expense (3)	392,942	583	392,359
Asset impairment (4)	12,076	12,076	—
Operating income	40,990	10,086	51,076
Income before taxes	36,404	10,086	46,490
Tax (benefit) expense (5)	(5,881)	19,060	13,179
Net income attributable to Abercrombie & Fitch Co.	$41,891	$(8,974)	$32,917

Net income per diluted share	$0.60	$(0.12)	$0.48

(1) "GAAP" refers to accounting principles generally accepted in the United States of America.

(2) Excluded Items consist of benefits of $2.6 million related to higher than expected recovery on inventory previously written-down.

(3) Excluded Items consist of charges of $0.6 million related to accelerated depreciation and disposal costs associated with a decision to discontinue the use of certain store fixtures.

(4) Excluded Items consist of charges of $12.1 million related to stores whose asset carrying value exceeded fair value.

(5) Both GAAP and Adjusted Non-GAAP reflect benefits related to a change in the estimated annual effective tax rate. In addition, GAAP and Adjusted Non-GAAP include discrete benefits of $9.7 million and $7.7 million, respectively, related to a release of a valuation allowance and other discrete tax items.

(6) Non-GAAP financial measures should not be used as alternatives to the most directly comparable GAAP financial measures and are also not intended to supersede or replace the company's GAAP financial measures. The company believes it is useful to investors to provide the non-GAAP financial measures to assess the company's operating performance.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirteen Weeks Ended November 1, 2014
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded Items	Adjusted Non-GAAP (5)
Stores and distribution expense (2)	$413,551	$2,357	$411,194
Marketing, general and administrative expense (3)	104,981	1,205	103,776
Asset impairment (4)	16,706	16,706	—
Operating income	33,366	20,268	53,634
Income before taxes	27,794	20,268	48,062
Tax expense	9,567	8,089	17,656
Net income attributable to Abercrombie & Fitch Co.	$18,227	$12,179	$30,406

Net income per diluted share	$0.25	$0.17	$0.42

(1) "GAAP" refers to accounting principles generally accepted in the United States of America.

(2) Excluded Items consist of charges of $2.3 million related to lease termination and store closure costs.

(3) Excluded Items consist of charges of $0.7 million related to the company's profit improvement initiative and $0.6 million related to legal, advisory and other costs associated with certain corporate governance matters.

(4) Excluded Items consist of charges of $16.7 million related to stores whose asset carrying value exceeded fair value.

(5) Non-GAAP financial measures should not be used as alternatives to the most directly comparable GAAP financial measures and are also not intended to supersede or replace the company's GAAP financial measures. The company believes it is useful to investors to provide the non-GAAP financial measures to assess the company's operating performance.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirty-nine Weeks Ended October 31, 2015
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded Items	Adjusted Non-GAAP (7)
Gross profit (2)	$1,481,198	$21,667	$1,502,865
Stores and distribution expense (3)	1,173,773	6,665	1,167,108
Marketing, general and administrative expense (4)	345,077	17,523	327,554
Restructuring benefit (5)	(1,598)	(1,598)	—
Asset impairment (6)	18,209	18,209	—
Operating (loss) income	(47,245)	62,466	15,221
(Loss) income before taxes	(61,037)	62,466	1,429
Tax benefit	(40,688)	35,961	(4,727)
Net (loss) income attributable to Abercrombie & Fitch Co.	$(22,165)	$26,505	$4,340

Net (loss) income per diluted share	$(0.32)	$0.38	$0.06

(1) "GAAP" refers to accounting principles generally accepted in the United States of America.

(2) Excluded Items consist of charges of $21.7 million related to an inventory write-down, net of recoveries.

(3) Excluded Items consist of charges of $4.2 million related to accelerated depreciation and disposal costs associated with a decision to discontinue the use of certain store fixtures, $1.8 million related to lease termination and store closure costs, and $0.7 million related to the company's continuous profit improvement program.

(4) Excluded Items consist of charges of $15.8 million related to legal settlement charges and $1.8 million related to the company's continuous profit improvement program.

(5) Excluded Items consist of benefits of $1.6 million related to the Gilly Hicks brand.

(6) Excluded Items consist of charges of $12.1 million related to stores whose asset carrying value exceeded fair value, $4.5 million related to the discontinued use of certain store fixtures and $1.6 million related to a company owned aircraft.

(7) Non-GAAP financial measures should not be used as alternatives to the most directly comparable GAAP financial measures and are also not intended to supersede or replace the company's GAAP financial measures. The company believes it is useful to investors to provide the non-GAAP financial measures to assess the company's operating performance.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirty-nine Weeks Ended November 1, 2014
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded Items	Adjusted Non-GAAP (6)
Stores and distribution expense (2)	$1,257,422	$4,365	$1,253,057
Marketing, general and administrative expense (3)	339,595	11,125	328,470
Restructuring charge (4)	6,053	6,053	—
Asset impairment (5)	16,706	16,706	—
Operating income	21,353	38,249	59,602
Income before taxes	11,764	38,249	50,013
Tax expense	4,331	14,193	18,524
Net income attributable to Abercrombie & Fitch Co.	$7,433	$24,056	$31,489

Net income per diluted share	$0.10	$0.33	$0.43

(1) "GAAP" refers to accounting principles generally accepted in the United States of America.

(2) Excluded Items consist of charges of $2.3 million related to lease termination and store closure costs and $2.1 million related to the company's profit improvement initiative.

(3) Excluded Items consist of charges of $7.5 million related to legal, advisory and other costs associated with certain corporate governance matters and $3.6 million related to the company's profit improvement initiative.

(4) Excluded Items consist of charges of $6.1 million related to the Gilly Hicks brand.

(5) Excluded Items consist of charges of $16.7 million related to stores whose asset carrying value exceeded fair value.

(6) Non-GAAP financial measures should not be used as alternatives to the most directly comparable GAAP financial measures and are also not intended to supersede or replace the company's GAAP financial measures. The company believes it is useful to investors to provide the non-GAAP financial measures to assess the company's operating performance.

Abercrombie & Fitch Co.
Store Count Activity

Thirteen Weeks Ended October 31, 2015
	Abercrombie(1)	Hollister	Total
U.S. Stores
August 1, 2015	354	429	783
New	7	2	9
Closed	(2)	—	(2)
October 31, 2015	359	431	790
International Stores
August 1, 2015	34	137	171
New	2	2	4
Closed	—	—	—
October 31, 2015	36	139	175

Thirty-nine Weeks Ended October 31, 2015
	Abercrombie(1)	Hollister	Total
U.S. Stores
January 31, 2015	361	433	794
New	11	2	13
Closed	(13)	(4)	(17)
October 31, 2015	359	431	790
International Stores
January 31, 2015	32	135	167
New	4	6	10
Closed	—	(2)	(2)
October 31, 2015	36	139	175

(1) Abercrombie includes the company's Abercrombie & Fitch and abercrombie kids brands. Locations with abercrombie kids carveouts with Abercrombie & Fitch are represented as a single store count.